Exhibit 5.1

May 20, 2019

Rosetta Stone Inc.

1621 North Kent Street

Suite 1200

Arlington, VA 22209

Re:Registration Statement on Form S-8

Ladies and Gentlemen:

I am Vice President and Deputy General Counsel for Rosetta Stone Inc., a Delaware corporation (the “Company”), and am furnishing this letter in connection with the Company’s Registration Statement on Form S-8 filed on the date hereof (the “Registration Statement”) to register under the Securities Act of 1933, as amended (the “Act”), 2,350,000 shares of common stock of the Company, par value $0.00005 per share (the “Shares”) to be issued pursuant to the Rosetta Stone Inc. 2019 Omnibus Incentive Plan (the “Plan”).

For purposes of this letter, I have examined such documents, records, certificates, resolutions and other instruments deemed necessary as a basis for my opinion, and I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity of the originals of all documents submitted to me as copies.

Based upon and subject to the assumptions and limitations set forth in this letter, I am of the opinion that the Shares to be issued by the Company pursuant to the Plan are duly authorized, and when issued and delivered as described in the Plan and Registration Statement, will be legally issued, fully paid and non-assessable.

The opinion expressed above is subject to the qualification that I express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this letter as an exhibit to the Registration Statement.  In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

This letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.  I assume no obligation to revise or supplement this letter should the present laws of the State of Delaware be changed by legislative action, judicial decision or otherwise.

This letter is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose without my prior written consent.

Sincerely,

/s/ Sean J. Klein

Sean J. Klein

Vice President and Deputy General Counsel